Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Takeda Pharmaceutical Company Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(5)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	Rule 457(c) and Rule 457(h)	10,000,000(3)	$32.07	$320,700,000.00	0.00011020	$35,342
Equity	Common Stock	Rule 457(c) and Rule 457(h)	100,000,000 (4)	$32.07	$3,207,000,000.00	0.00011020	$353,412
Total Offering Amounts					$3,527,700,000.00		$388,754
Total Fee Offsets							—
Net Fee Due							$388,754
(1)    Shares of common stock (the “Common Stock”) of Takeda Pharmaceutical Company Limited (the “Registrant”) are traded in the United States in the form of American Depositary Shares, each of which represents one-half of one share of Common Stock. American Depositary Shares to be issued pursuant to the Takeda Pharmaceutical Company Limited Employee Stock Purchase Plan (the “Takeda ESPP”) and the Takeda Pharmaceutical Company Limited Global Long Term Incentive Plan (the “Takeda LTIP” together with the Takeda ESPP, the “Plans”) have been or will be registered under separate Registration Statements on Form F-6.
(2)    This Registration Statement also shall be deemed to cover an indeterminate number of additional shares of Common Stock which may be offered and issued pursuant to the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)    Represents 10,000,000 additional shares of Common Stock reserved for issuance under the Takeda ESPP.
(4)    Represents 100,000,000 additional shares of Common Stock reserved for issuance under the Takeda LTIP.
(5)    Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee. The Proposed Maximum Offering Price per Unit is based on the average of the high and low prices reported for a share of Common Stock on the Tokyo Stock Exchange on June 23, 2023 (¥4,609), translated into U.S. dollars from Japanese yen based on the foreign exchange rate of ¥143.73 per dollar as published on the website of the Wall Street Journal for June 23, 2023.